Exhibit 99.1

Date:     May 1, 2008
     Williams Pipeline Partners L.P. Reports First-Quarter 2008 Financial Results
•	First Quarterly Earnings After IPO in January

•	Full 1Q Net Income is $12.9 Million

•	Prorated Net Income per Limited-partner Unit is 27 Cents

•	First Cash Distribution Exceeds Prorated Minimum Level
          TULSA, Okla. — Williams Pipeline Partners L.P. (NYSE: WMZ) today announced unaudited first-quarter 2008 net income of $12.9 million, compared with net income of $8.2 million in the first-quarter 2007. Net income for both periods is based on a full first quarter.
          Net income per limited partner unit for first-quarter 2008 was 27 cents. The per-unit amount is based on prorated net income for the period from Jan. 24, when the partnership completed its initial public offering, through March 31.
          The increase in net income for the first-quarter is attributable to higher equity earnings from the partnership’s 35-percent interest in Northwest Pipeline. The elimination of income taxes due to the fourth-quarter 2007 conversion to a general partnership, higher revenue and lower interest expense drove the improved results from Northwest Pipeline in the first quarter.
Initial Cash Distribution Exceeds Prorated Minimum Level
          Subsequent to the close of the first quarter, Williams Pipeline Partners announced its initial, prorated cash distribution to unitholders of $0.2242 per unit.
          The first-quarter 2008 distribution is prorated to cover the post-IPO period of Jan. 24 through March 31 and equates to a full-quarter distribution of $0.30 per unit. The partnership’s minimum quarterly distribution is $0.2875 per unit.
          Total distributable cash flow for limited partner unitholders for Williams Pipeline Partners was $7.8 million for the prorated first-quarter 2008, or $0.2313 per weighted average limited-partner unit.
          A reconciliation of the partnership’s distributable cash flow for limited-partner unitholders to net income is available on Williams Pipeline Partners’ web site at www.williamspipelinepartners.com and as an attachment to this document.

Williams Pipeline Partners L.P. (NYSE: WMZ) First-Quarter 2008 Financial Results — May 1, 2008	Page 1 of 4

Chief Operating Officer Perspective
          “The first quarter of 2008 was a solid start for Williams Pipeline Partners,” said Phil Wright, chief operating officer of the general partner of Williams Pipeline Partners. “We launched a successful IPO in the midst of difficult market conditions, and our initial investment in Northwest Pipeline delivered strong results, as we generated cash in excess of our minimum quarterly distribution.
          “We look forward to growing the partnership through potential expansion projects on Northwest Pipeline as well as acquisitions,” Wright said.
Distributable Cash Flow Definition
          Distributable cash flow per weighted average limited-partner unit is a key measure of the partnership’s financial performance and available cash flows to unitholders.
          This press release includes certain financial measures, Distributable Cash Flow and Distributable Cash Flow per Limited Partner Unit that are non-GAAP financial measures as defined under the rules of the Securities and Exchange Commission.
          For Williams Pipeline Partners L.P. we define Distributable Cash Flow as net income less its equity earnings in Northwest Pipeline, plus reimbursements from Williams under an omnibus agreement, plus cash distributed by Northwest Pipeline attributable to Northwest Pipeline’s operations through the current reporting period.
          For Williams Pipeline Partners L.P. we define Distributable Cash Flow per Limited Partner Unit as Distributable Cash Flow, as defined in the preceding paragraph, allocated among the general partner and the limited partners in accordance with the cash-distribution provisions of our partnership agreement resulting in distributable cash flow attributable to the general partner and distributable cash flow attributable to limited partners, respectively. The resulting Distributable Cash Flow attributable to limited partners is then divided by the weighted average limited partner units outstanding to arrive at Distributable Cash Flow per Limited Partner Unit.
          This press release is accompanied by a reconciliation of these non-GAAP financial measures to their nearest GAAP financial measures. Management uses these financial measures because they are accepted financial indicators used by investors to compare company performance. In addition, management believes that these measures provide investors an enhanced perspective of the operating performance of the Partnership’s assets and the cash that the business is generating. Distributable Cash Flow is not intended to represent cash flows for the period, nor is it presented as an alternative to net income (loss) or cash flow from operations. Distributable Cash Flow per Limited-Partner unit is not presented as an alternative to net income per unit. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with United States generally accepted accounting principles.

Williams Pipeline Partners L.P. (NYSE: WMZ) First-Quarter 2008 Financial Results — May 1, 2008	Page 2 of 4

Today’s Analyst Call
          Management will discuss Williams Pipeline Partners’ first-quarter 2008 results during a live webcast beginning at noon Eastern today. Participants are encouraged to access Williams Pipeline Partners’ webcast at www.williamspipelinepartners.com. Slides are available for viewing, downloading and printing.
          A limited number of phone lines also will be available for the partnership’s webcast at (877) 852-6579. International callers should dial (719) 325-4812. Replays of the first-quarter webcast, in both streaming and downloadable podcast formats, will be available for two weeks at www.williamspipelinepartners.com following the event.
Form 10-Q
          The partnership has filed its Form 10-Q with the Securities and Exchange Commission. The document is available on both the SEC and Williams Pipeline Partners web sites.
About Williams Pipeline Partners L.P. (NYSE: WMZ)
Williams Pipeline Partners is a publicly traded master limited partnership that owns and operates natural gas transportation and storage assets. The general partner of Williams Pipeline Partners is Williams Pipeline GP LLC, which is a wholly owned subsidiary of Williams (NYSE: WMB). For more information, please visit www.williamspipelinepartners.com. Go to http://www.b2i.us/irpass.asp?BzID=1589&to=ea&s=0 to join our e-mail list.
Contact:	Jeff Pounds Williams (media relations) (918) 573-3332

Richard George Williams (investor relations) (918) 573-3679
Williams Pipeline Partners L.P. reports, filings, and other public announcements might contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of Private Securities Litigation Reform Act of 1995. You typically can identify forward-looking statements by the use of forward-looking words, such as “anticipates,” “believes,” “could,” “may,” “should,” “continues,” “estimates,” “expects,” “forecasts,” “might,” “planned,” “potential,” “projects,” “scheduled” or similar expressions. These statements are based on our intentions, beliefs, and assumptions about future events and are subject to risks, uncertainties, and other factors. Actual results could differ materially from those contemplated by the forward-looking statements. In addition to any assumptions and other factors referred to specifically in connection with such statements, other factors could cause our actual results to differ materially from the results expressed or implied in any forward-looking statements. Those factors include, among others: we may not have sufficient cash from operations to enable us to pay the minimum distribution following establishment of cash reserves and payment of fees and expenses, including payments to our general partner; the amount of cash we have available for distribution depends primarily on our cash flow, and not solely on profitability; we and The Williams Companies, Inc. (Williams) jointly control Northwest Pipeline GP (Northwest); availability of supplies (including the uncertainties inherent in assessing and estimating future natural gas reserves) market demand, volatility of prices, and increased costs of capital; inflation, interest rates, and general economic conditions; the strength and financial resources of our and Northwest’s competitors; the development of alternative energy sources; the impact of operational and development hazards; costs of, changes in, or the results of laws, government regulations

Williams Pipeline Partners L.P. (NYSE: WMZ) First-Quarter 2008 Financial Results — May 1, 2008	Page 3 of 4

(including proposed climate change legislation), environmental liabilities, litigation, and rate proceedings; changes in the current geopolitical situation; risks related to strategy and financing, including restrictions stemming from Northwest’s debt agreements; risk associated with future weather conditions and acts of terrorism; Williams controls our general partner, which has sole responsibility for conducting our business and managing our operations; Williams, our general partner, and their respective affiliates have conflicts of interest with us and limited fiduciary duties, and they may favor their own interests to the detriment of our unitholders; the credit and risk profile of our general partner, and its owner, Williams, could adversely affect our or Northwest’s credit ratings; our partnership agreement limits our general partner’s fiduciary duties to unitholders and restricts the remedies available to unitholders for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty; our tax treatment depends on our status as a partnership for federal income tax purposes, as well as our not being subject to a material amount of entity-level taxation by states and localities; and unitholders may be required to pay taxes on their share of our income even if they do not receive any cash distributions from us. In light of these risks, uncertainties, and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time that we have described. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
     Investors are urged to closely consider the disclosures and risk factors in our annual report on Form 10-K filed with the Securities and Exchange Commission on Feb. 29, 2008, and our quarterly reports on Form 10-Q available from our offices or from our website at www.williamspipelinepartners.com.
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Williams Pipeline Partners L.P. (NYSE: WMZ) First-Quarter 2008 Financial Results — May 1, 2008	Page 4 of 4

This press release includes certain financial measures, Distributable Cash Flow and Distributable Cash Flow per Limited Partner Unit that are non-GAAP financial measures as defined under the rules of the Securities and Exchange Commission.
For Williams Pipeline Partners L.P. we define Distributable Cash Flow as net income less its equity earnings in Northwest Pipeline, plus reimbursements from Williams under an omnibus agreement, plus cash distributed by Northwest Pipeline attributable to Northwest Pipeline’s operations through the current reporting period.
For Williams Pipeline Partners L.P. we define Distributable Cash Flow per Limited Partner Unit as Distributable Cash Flow, as defined in the preceding paragraph, allocated amoung the general partner and the limited partners in accordance with the cash-distribution provisions of our partnership agreement resulting in distributable cash flow attributable to the general partner and distributable cash flow attributable to limited partners, respectively. The resulting Distributable Cash Flow attributable to limited partners is then divided by the weighted average limited partner units outstanding to arrive at Distributable Cash Flow per Limited Partner Unit.
This press relelase is accompanied by a reconciliation of these non-GAAP financial measures to their nearest GAAP financial measures. Management uses these financial measures because they are accepted financial indicators used by investors to compare company performance. In addition, management believes that these measures provide investors an enhanced perspective of the operating performance of the Partnership’s assets and the cash that the business is generating. Distributable Cash Flow is not intended to represent cash flows for the period, nor is it presented as an alternative to net income (loss) or cash flow from operations. Distributable Cash Flow per Limited Partner is not presented as an alternative to net income per unit. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with United States generally accepted accounting principles.

Reconciliation of non-GAAP Measures
(UNAUDITED)

	First Quarter
Amounts in thousands, except per-unit amounts	2008	2007

Net Income	$12,855	$8,175
Equity in earnings — Northwest	(13,355)	(8,175)
Reimbursements from Williams from ominbus agreement	371	—

Distributable cash flow excluding equity investments	(129)	—
Plus: Northwest’s cash distribution to Williams Pipeline Partners	8,050	—

Distributable cash flow attributable to partnership	7,921	—
Distributable cash flow attributable to partnership allocated to the general partner	158	—

Distributable cash flow attributable to partnership allocated to limited partners	$7,763	—

Weighted Average number of LP units outstanding	33,563

Distributable cash flow attributable to partnership per weighted average limited partner unit	$0.2313